UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

ORTHOFIX INTERNATIONAL N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Orthofix International N.V.

Update Regarding

Annual General Meeting of Shareholders

to be held on June 20, 2013

June 13, 2013

The Board of Directors (the “Board”) of Orthofix International N.V., a Curaçao company (the “Company”), previously made available proxy materials in connection with its upcoming 2013 Annual General Meeting of Shareholders (the “Annual General Meeting”) to be held on June 20, 2013, including a proxy statement containing important information about the items of business to be considered at the Annual General Meeting (the “Proxy Statement”).

The items of business set forth in the Proxy Statement included, among other things, a proposal to elect eight directors to hold office until the 2014 Annual General Meeting of Shareholders and/or until their successors have been elected. On June 10, 2013, Michael R. Mainelli, who had previously been nominated by the Board to stand for re-election at the Annual General Meeting, notified the Company of his decision to resign from the Board. On June 12, 2013, the Board and Mr. Mainelli agreed that his resignation would be effective immediately, and that he would not stand for re-election at the Annual General Meeting. The Board thanked Mr. Mainelli for his service to the Company and wished him well in his future endeavors.

On the same date, the Board adopted a resolution reducing the size of the Board from eight directors to seven directors. The remaining seven nominees previously identified in the Proxy Statement will continue to stand for election or re-election, as applicable, at the Annual General Meeting. These remaining seven nominees are James F. Gero, Dr. Guy J. Jordan, Bradley R. Mason, Maria Sainz, Davey S. Scoon, Dr. Walter P. von Wartburg and Kenneth R. Weisshaar. All votes cast with respect to Mr. Mainelli, whether “for” or “withhold,” and whether cast before or after the date hereof, will be null and void and disregarded at the Annual General Meeting. Shareholders should continue to use the proxy card previously distributed to them in connection with the Annual General Meeting.

In addition, on June 12, 2013, the Board appointed Maria Sainz to serve on the Audit Committee of the Board (the “Audit Committee”). The Audit Committee is now comprised of Mr. Scoon, Mr. Weisshaar and Ms. Sainz. The Board has determined that each of the members of the Audit Committee are independent under the rules of the Nasdaq Stock Market and Rule 10A-3 of Schedule 14A under the Securities Exchange Act of 1934, as amended, and meet the other criteria for Audit Committee membership set forth in Nasdaq rules.

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If any shareholder has already returned his or her properly executed proxy card and would like to change his or her vote on any matter, such shareholder may revoke his or her proxy before it is voted at the Annual General Meeting by (1) filing with the Company, at or before the taking of the vote at the Annual General Meeting, a written notice of revocation bearing a later date than the proxy, or (2) duly executing a subsequent proxy relating to the same shares of the Company’s common stock and delivering it to the Company before the Annual General Meeting. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Orthofix International N.V., 7 Abraham de Veerstraat, Curaçao, at or before the taking of the vote at the Annual General Meeting.

If any shareholder would like a new proxy card or copies of the Proxy Statement or this update or has any questions, he or she should contact:

Orthofix International N.V.

3451 Plano Parkway

Lewisville, TX 75056

Attention: Mr. Mark Quick,

Director of Investor Relations and Business Development

You may also contact Mr. Quick at (214) 937-2924 or at MarkQuick@orthofix.com.